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                                                                      EXHIBIT 99

[LOGO]                                      FOR IMMEDIATE RELEASE
                                            CONTACT:  CONWAY G. IVY
                                            SENIOR VICE PRESIDENT, CORPORATE
                                            PLANNING AND DEVELOPMENT
                                            216-566-2102

                                      NEWS:
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            The Sherwin-Williams Company - 101 Prospect Avenue, N.W.,
                     Cleveland, Ohio 44115 - (216) 566-2140

CLEVELAND, OHIO, March 21, 2002 - The Sherwin-Williams Company (NYSE: SHW) is updating its expectations for the first quarter and reaffirming its annual expectations for 2002 which were previously announced on February 7, 2002.

As anticipated, sales for the quarter are expected to be flat to slightly down compared to the first quarter of 2001. However, anticipated gross margin improvement and better than expected expense control is expected to result in diluted net income per common share for the first quarter of 2002 in the range of $.20 to $.23 per share. The February expectation for the first quarter of 2002 was $.18 to $.23 per share. First Call currently reports a range of $.19 to $.24 per share for the first quarter, with consensus at $.21 per share.

Annual sales for 2002 are expected to be flat to up slightly over 2001. With annual sales at that level, diluted net income per common share for 2002 is anticipated to be within the range of $1.88 to $2.03 per share. These expectations are the same as those provided on February 7, 2002.

Diluted net income per common share was $.23 per share in the first quarter of 2001 and $1.68 per share for the year. Adding back goodwill amortization to 2001 net income to be comparable with the new accounting standard effective in 2002, diluted net income per common share would have been $.27 per share in the first quarter 2001 and $1.83 per share for the year.

The Sherwin-Williams Company, founded in 1866, is one of the world's leading companies engaged in the manufacture, distribution and sale of coatings and related products to professional, industrial, commercial and retail customers.

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This press release contains certain "forward-looking statements" with respect to sales, earnings and other matters. These forward-looking statements are based upon management's expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail economies and the growth in the coatings industry; changes in the Company's relationships with customers and suppliers; raw material pricing; unusual weather conditions; and other risks and uncertainties described from time to time in the Company's reports filed with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.